Exhibit 23.2




                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of FrontLine Capital Group (the "Company") for the registration of 670,000 shares of its common stock and to the incorporation by reference therein of our reports dated (i) February 22, 2000, with respect to the consolidated financial statements of the Company and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 29, 2000, and, (ii) February 22, 2000, with respect to the consolidated financial statements of VANTAS Incorporated and Subsidiaries for the year ended December 31, 1999, included in the Company's Form 8-K filed with the Securities and Exchange Commission on March 2, 2000.

                                                         /s/ Ernst & Young LLP

New York, New York
August 11, 2000